Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

eMerge Interactive, Inc.:

We consent to the incorporation by reference in the registration statements on Form S-3 (No. 333-123618, 333-121589, 333-113082 and 333-111446) and on Form S-8 (Nos. 333-127186, 333-39896 and 333-60382) of eMerge Interactive, Inc. of our report dated February 3, 2006, with respect to the balance sheets of eMerge Interactive, Inc. as of December 31, 2005 and 2004, and the related statements of operations, stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2005, and the related financial statement schedules, which report appears in the December 31, 2005, annual report on Form 10-K of eMerge Interactive, Inc.

/s/    KPMG LLP

March 27, 2006

Orlando, Florida

Certified Public Accountants